Exhibit (h)(5)

                            ADMINISTRATION AGREEMENT



     THIS AGREEMENT is made and entered into this 1st day of November, 2001, by and between AHA INVESTMENT FUNDS, INC., a Maryland corporation (the "AHA Funds"), and CCM ADVISORS, LLC, a Delaware limited liability company ("CCMA").

     WHEREAS, the AHA Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the AHA Funds has established separate series of shares ("Shares"), each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series in the future (such existing and future series are collectively referred to herein as the "Funds");

     WHEREAS, the AHA Funds desires to retain CCMA to render administrative services to the AHA Funds and each of its Funds listed on Appendix A, as amended from time to time, in the manner and on the terms and conditions set forth below; and

     WHEREAS, CCMA is willing to provide administrative services to the AHA Funds and each of its Funds, in the manner and on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of their mutual promises, the AHA Funds and CCMA agree as follows:

                                    ARTICLE 1
                               Employment of CCMA

     1.1 The AHA Funds hereby employs CCMA to administer, or arrange for the administration of, its affairs to the extent requested by, and subject to the supervision and control of, the Board of Directors of the AHA Funds (the "Directors") for the period and upon the terms herein set forth.

     1.2 CCMA accepts such employment and agrees during such period at its own expense to render the services, or to arrange for the services to be rendered, and to assume the obligations herein set forth for the compensation herein provided.

     1.3 CCMA shall for purposes of this Agreement be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the AHA Funds in any way or otherwise be deemed an agent of the AHA Funds.

     1.4 The services of CCMA herein provided are not to be deemed exclusive and CCMA shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

                                    ARTICLE 2
                                 Duties of CCMA

     2.1 Administrative Services. Subject to the terms of this Agreement and the supervision and control of the Directors, CCMA shall be responsible for all aspects of the AHA Funds's administration and operation and shall supervise the business and affairs of the AHA Funds and each Fund, providing such services and facilities as may be required for the effective administration of the AHA Funds and Funds as are not provided by employees or other agents engaged by the AHA Funds; provided that CCMA shall not have any obligation to provide under this Agreement any such services which are the subject of a separate agreement or arrangement between the AHA Funds and CCMA, any affiliate of CCMA, or any third party administrator. Such administrative services include, but are not limited to:

          (a) Preparation and maintenance of the AHA Funds's registration statement with the Securities and Exchange Commission ("SEC");

          (b) Preparation and periodic updating of the prospectus and statement of additional information for the Funds ("Prospectus");

          (c) Preparation, filing with appropriate regulatory authorities, and dissemination of various reports for the Funds, including but not limited to semiannual reports to shareholders under Section 30(d) of the 1940 Act, annual and semiannual reports on Form N-SAR, and notices pursuant to Rule 24f-2;

          (d) Arrangement for all meetings of shareholders, including the collection of all information required for preparation of proxy statements, the preparation and filing with appropriate regulatory agencies of such proxy statements, the supervision of solicitation of shareholders and shareholder nominees in connection therewith, tabulation (or supervision of the tabulation) of votes, response to all inquiries regarding such meetings from shareholders, the public and the media, and preparation and retention of all minutes and all other records required to be kept in connection with such meetings;

          (e) Maintenance and retention of all AHA Funds charter documents and the filing of all documents required to maintain the AHA Funds's status as a Maryland corporation and as a registered open-end investment company;

          (f) Arrangement and preparation and dissemination of all materials for meetings of the Directors and committees thereof and preparation and retention of all minutes and other records thereof;

          (g) Preparation and filing of the AHA Funds's Federal, state, and local income tax returns and calculation of any tax required to be paid in connection therewith;

          (h) Calculation of all AHA Funds and Fund expenses and arrangement for the payment thereof;

          (i) Calculation of and arrangement for payment of all income, capital gain, and other distributions to shareholders of each Fund;

          (j) Determination, after consultation with the officers of the AHA Funds, of the jurisdictions in which Shares shall be qualified for sale, or may be sold pursuant to an exemption from such qualification, and preparation and maintenance of the qualification of the Shares for sale under the securities laws of each such jurisdiction;

          (k) Provision of the services of person who may be appointed as officers of the AHA Funds by the Directors (it is agreed that some person or persons may be officers of both the AHA Funds and CCMA, and that the existence of any such dual interest shall not affect the validity of this Agreement except as otherwise provided by specific provision of applicable law);

          (l) Preparation and dissemination of the AHA Funds's and each Fund's quarterly financial information to the Directors and preparation of such other reports relating to the business and affairs of the AHA Funds and each Fund as the officers and Directors may from time to time reasonably request;

          (m) Administration of the AHA Funds's Code of Ethics and required reporting to the Directors of director and officer compliance therewith;

          (n) Provision of internal legal, accounting, compliance, audit, and risk management services and periodic reporting to the Directors with respect to such services;

          (o) Negotiation, administration, and oversight of third party services to the AHA Funds including, but not limited to, custody, tax, transfer agency, disaster recovery, audit, and legal services;

          (p) Negotiation and arrangement for insurance desired or required of the AHA Funds and administering all claims thereunder;

          (q) Response to all inquiries by regulatory agencies, the press, and the general public concerning the business and affairs of the AHA Funds, including the oversight of all periodic inspections of the operations of the AHA Funds and its agents by regulatory authorities and responses to subpoenas and tax levies;

          (r) Handling and resolution of any complaints registered with the AHA Funds by shareholders, regulatory authorities, and the general public;

          (s) Monitoring legal, tax, regulatory, and industry developments related to the business affairs of the AHA Funds and communicating such developments to the officers and the Directors as they may reasonably request or as CCMA believes appropriate;

          (t) Administration of operating policies of the AHA Funds and recommendation to the officers and the Directors of the AHA Funds of modifications to such policies to facilitate the protection of shareholders or market competitiveness of the AHA Funds and Fund and to the extent necessary to comply with new legal or regulatory requirements;

          (u) Responding to surveys conducted by third parties and reporting of Fund performance and other portfolio information; and

          (v) Filing of claims, class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims.

                                    ARTICLE 3
                       Allocation of Charges and Expenses

     3.1 Charges and Expenses Allocated to CCMA. CCMA shall provide all executive, administrative, clerical and other personnel necessary to operate the AHA Funds and shall pay the salaries and other costs of employing all of these persons. CCMA shall also furnish the AHA Funds with office space, facilities, and equipment and shall pay the day-to-day expenses related to the operation and maintenance of such office space, facilities and equipment. All expenses incurred in the organization of the AHA Funds or of any new Funds of the AHA Funds, including legal and accounting expenses and certain costs of registering securities of the AHA Funds under federal law and qualifying for sale under state securities laws, shall also be paid by CCMA.

     3.2 Charges and Expenses Allocated to the AHA Funds.

          (a) The AHA Funds shall be responsible for payment of all expenses it may incur in its operation and all of its general administrative expenses, except those expressly assumed by CCMA as described in Section 3.1 above. These include (by way of description and not of limitation), any share redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs, interest on borrowings by the AHA Funds, charges of the custodians and transfer agent, if any, cost of auditing services, non-interested Directors' fees, all taxes and fees, investment advisory fees (other than subadvisory fees), certain insurance premiums, cost of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing and mailing updated AHA Funds prospectuses to shareholders and contractholders, preparing, printing and mailing proxy statements and shareholder reports to shareholders and contractholders, the cost of paying dividends and capital gains distributions, costs of director and shareholder meetings, dues to trade organizations, and any extraordinary expenses, including litigation costs in legal actions involving the AHA Funds, or costs related to indemnification of Directors, officers and employees of the AHA Funds.

          (b) In connection with the services to be provided by CCMA under this Agreement, CCMA may to the extent that it deems appropriate, make use of subcontractors selected by CCMA, provided that CCMA shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CCMA or such parties.

          (c) The AHA Funds shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

          (d) Any expenses borne by the AHA Funds that are attributable solely to the operation or business of a Fund shall be paid solely out of Fund assets. Any expense borne by the AHA Funds which is not solely attributable to a Fund, nor solely to any other series of shares of the AHA Funds, shall be apportioned in such a manner as CCMA determines is fair and appropriate, or as otherwise specified by the Directors.

                                    ARTICLE 4
                              Compensation of CCMA

     4.1 (a) For the services to be rendered, the facilities to be furnished and the payments to be made by CCMA, as provided herein, the AHA Funds shall pay the compensation as set forth in Appendix B.

     4.2 For the quarter and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the quarter and year respectively.

     4.3 If, pursuant to the AHA Funds's Registration Statement and Articles of Incorporation, the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

                                    ARTICLE 5
                            Limitations of Liability

     5.1 Limitation of Liability of CCMA. CCMA shall give the AHA Funds the benefit of CCMA's reasonable best judgment and efforts in rendering services under this agreement; provided, that CCMA shall not be liable for any error of judgment or import of law, or for any loss suffered by the AHA Funds in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of CCMA in the performance of its obligations and duties under this agreement; and (ii) its reckless disregard of its obligations and duties under this agreement.

     5.2 Limitation of Liability of AHA Funds. CCMA acknowledges that it has received notice of and accepts the limitations on the AHA Funds's liability as set forth in the AHA Funds's Articles of Incorporation, as amended from time to time. In accordance therewith, CCMA agrees that the AHA Funds's obligations hereunder shall be limited to the assets of the Funds, and with respect to each Fund shall be limited to the assets of such Fund, and no party shall seek satisfaction of any such obligation from any shareholder of the AHA Funds, nor from any director, officer, employee or agent of the AHA Funds.

                                    ARTICLE 6
                                Books and Records

     6.1 CCMA hereby undertakes and agrees to maintain, in the form and for the period required, all records relating to the AHA Funds's investments that are required to be maintained by the AHA Funds pursuant to applicable law.

     6.2 CCMA agrees that all books and records which it maintains for the Fund are the property of the AHA Funds and further agrees to surrender promptly to the AHA Funds any such books, records or information upon the AHA Funds's request. All such books and records shall be made available, within five business days of a written request, to the AHA Funds's accountants or auditors during regular business hours at CCMA's offices. The AHA Funds or its authorized representative shall have the right to copy any records in the possession of CCMA which pertain to the AHA Funds. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the AHA Funds free from any claim or assertion of rights by CCMA.

     6.3 CCMA further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the AHA Funds has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

                                    ARTICLE 7
                   Duration and Termination of this Agreement

     7.1 Effective Date and Term. This agreement shall become effective at the time at which it is approved by the AHA Funds's Directors. The agreement shall continue in effect from year to year unless terminated as set forth in Section 7.2.

     7.2 Termination.

          (a) As to any Fund or the AHA Funds, this agreement may be terminated at any time, without penalty, by vote of the Directors or by CCMA, on sixty
     (60) days' written notice to the other party.

          (b) This agreement may be terminated at any time without the payment of any penalty by vote of the Directors in the event that it shall have been established by a court of competent jurisdiction that CCMA or any officer or director of CCMA has taken any action which results in a breach of the covenants of CCMA set forth herein.

          (c) This agreement shall not be assigned without the prior written consent of the AHA Funds.

                                    ARTICLE 8
                          Amendments to this Agreement

     8.1 This agreement may be amended as to each Fund by the parties only if such amendment is specifically approved by the Directors.

                                    ARTICLE 9
                                     Notices

     9.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the AHA Funds:

                           AHA Investment Funds, Inc.
                           190 S. LaSalle Street, Suite 2800
                           Chicago, IL  60603

                           Attn:  Timothy Solberg

                  If to CCMA:

                           CCM Advisors, LLC.
                           190 S. LaSalle Street, Suite 2800
                           Chicago, IL  60603

                           Attn:  Douglas D. Peabody

                                   ARTICLE 10
                            Miscellaneous Provisions

     10.1 Other Relationships. It is understood that the officers, directors, agents, shareholders and other affiliates of the AHA Funds are or may be interested in CCMA as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of CCMA may be interested in the AHA Funds otherwise than as a shareholder.

     10.2 Definitions of Certain Terms. The terms "assignment", "affiliated person" and "interested person", when used in this agreement, shall have the respective meanings specified in the 1940 Act.

     10.3 Applicable Law.

          (a) This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Illinois without regard to conflicts of law principles or precedents.

          (b) This agreement shall be subject to the provisions of the Securities Act of 1933, Securities Exchange Act of 1934, the 1940 Act, the Investment Advisers Act of 1940 and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

     10.4 Severability. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

     10.5 Captions. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     10.6 Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

     10.7 Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

     10.8 Cumulative Rights. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

                                             CCM ADVISORS, LLC


                                             By:  /s/ Douglas D. Peabody
                                                 ----------------------------
                                             Title: Managing Director
                                                   --------------------------



                                             AHA INVESTMENT FUNDS, INC.


                                             By: /s/ Douglas D. Peabody
                                                -----------------------------
                                             Title: President
                                                   --------------------------



                                   APPENDIX A



AHA Limited Maturity Fixed Income Fund

AHA Full Maturity Fixed Income Fund

AHA Balanced Fund

AHA Diversified Equity Fund

AHA U.S. Growth Equity Fund

AHA International Core Equity Fund

U.S. Government Money Market Fund


                                   APPENDIX B

--------------------------------------- ---------------------------------------------------------
Portfolio                               Fee rate
--------------------------------------- ---------------------------------------------------------
AHA Full Maturity Fixed Income Fund     $20,000 per Fund

AHA Limited Maturity Fixed Income Fund

AHA Balanced Fund

AHA Diversified Equity Fund

AHA U.S. Growth Equity Fund

AHA International Core Equity Fund
--------------------------------------- ---------------------------------------------------------
U.S. Government Money Market Fund       0.05% on the first $200 million

                                        0.03% on the next $500 million

                                        0.02% on the balance

                                        Minimum annual fee: $25,000 yr. 1, $32,500 yr. 2
--------------------------------------- ---------------------------------------------------------



Plus out of pocket expenses.